Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 30, 2025, relating to the consolidated financial statements of Silicon Motion Technology Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Silicon Motion Technology Corporation for the year ended December 31, 2024.

/s/ Deloitte & Touche

Taipei, Taiwan

Republic of China

June 4, 2025